PROSPECTUS Dated January 24, 2001 PROSPECTUS SUPPLEMENT Dated January 24, 2001	Pricing Supplement No. 10 to Registration Statement No. 333-47576 March 2, 2001 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date.  We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$250,000,000	Settlement Date: (Original Issue Date):	March 9, 2001
Maturity Date:	March 9, 2004	Initial Interest Reset Date:	March 10, 2001
Interest Accrual Date:	March 9, 2001	Interest Reset Dates:	Each business day except the business day immediately preceding each interest payment date
Interest Payment Dates:	Each March 9, June 9, September 9 and December 9, commencing June 9, 2001	Interest Reset Period:	Daily
Initial Interest Rate:	To be determined on the business day immediately preceding the original issue date	Interest Determination Dates:	The business day immediately preceding each interest reset date
Base Rate:	Federal Funds Rate	Reporting Service:	Telerate (Page 120)
Index Maturity:	One Day	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.54% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	N/A	Agent:	Morgan Stanley & Co. Incorporated
Interest Payment Period:	Quarterly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745ERG8

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER